Exhibit 99.1

Contact: BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.BallyFitness.com Matt Messinger — Tel. (773) 864-6850

BANKRUPTCY COURT CONFIRMS BALLY TOTAL FITNESS
PLAN OF REORGANIZATION
Company Expects to Emerge from Chapter 11 by End of September
CHICAGO, September 17, 2007 — Bally Total Fitness (OTC: BFTH.PK), today announced that the U.S. Bankruptcy Court for the Southern District of New York has entered an order confirming the Company’s Amended Prepackaged Chapter 11 Plan of Reorganization (the “Plan”). With this action, Bally expects to emerge from Chapter 11 by the end of September 2007 and move forward with the restructuring arrangements funded by Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund L.P.
At today’s hearing, the Court ruled that Bally had met all of the statutory requirements to confirm its Plan. The Plan will become effective, and the Company will emerge from Chapter 11 as a private company, once all conditions to funding of the Harbinger proposal are satisfied.
“The Court’s confirmation of our Plan paves the way for our emergence from Chapter 11 and we look forward to a rejuvenated Bally Total Fitness under Harbinger’s leadership,” said Don R. Kornstein, Interim Chairman and Chief Restructuring Officer of Bally Total Fitness. “We will exit bankruptcy as a stronger company, with a capital structure that will enable us to increase our level of investments in our clubs and pursue other initiatives to add value for our members.”
As previously announced, under its proposal Harbinger would invest approximately $233.6 million in exchange for 100% of the common equity of reorganized Bally. Under the Harbinger proposal:
•	The Senior Noteholders will receive new Senior Second Lien Notes bearing interest at 13% as well as a consent fee equal to 2% of the face value of their Notes.

•	Subordinated Noteholders will receive an immediate cash payment of $123.5 million in the aggregate, with the remaining balance of the Subordinated Notes to be satisfied through the issuance of approximately $200 million in new subordinated notes of reorganized Bally. The annual interest rate payable under the new subordinated notes will be 15 5/8% as the payment-in-kind interest rate and 14% as the cash pay interest rate.

•	Existing Bally shareholders and holders of certain equity-related claims will receive an aggregate distribution of $16.5 million as soon as practicable after the Company can determine the maximum amount of the equity-related claims. That determination cannot be made until after the October 31, 2007, deadline for submission of proofs of claim for equity-related claims, and may require court approval.
In the event the transaction with Harbinger is not consummated, the Company can consummate the restructuring set forth in the original plan sponsored by Tennenbaum Capital Partners, LLC, Goldman, Sachs & Co. and Anschutz Investment Company upon the satisfaction of certain conditions.
More detailed information on the treatment of claims under the amended plan is available on Bally’s website at http://www.ballyfitness.com and from the Company’s Chapter 11 website and hotline:
Bally Chapter 11 Information Website: http://www.kccllc.net/bally
Bally Chapter 11 Information Hotline: Toll Free: (888) 251-3046
In re Bally Total Fitness of Greater New York, et al. Case No. 07-12395 is pending before the Honorable Burton R. Lifland in the United States Bankruptcy Court for the Southern District of New York.
About Bally Total Fitness
Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with over 375 facilities located in 26 states, Mexico, Korea, China and the Caribbean under the Bally Total Fitness® and Bally Sports Clubs® brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-Looking Statements
Forward-looking statements in this release including, without limitation, statements relating to the proposed restructuring, are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Statements that are not historical facts, including statements about the Company’s beliefs and expectations are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. In addition, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks associated with the ability of the Company in advance of and during a reorganization to maintain normal terms with vendors and service providers, maintain contracts that are critical to its operations, retain members and attract, motivate and retain key employees, and other factors that are described in filings of the Company with the SEC, including the Company’s Annual Report on Form 10-K, which was filed on June 29, 2007.
The restructuring process presents inherent material uncertainty. It is not possible to determine with certainty the length of time it will take the Company to complete the restructuring, including whether all necessary conditions and approvals are ultimately satisfied and obtained for the reorganization under the proposed terms, whether the bankruptcy will be successful, or the outcome of the restructuring in general. In addition, the implementation of a plan of reorganization is dependent upon a number of conditions typical in similar reorganizations. While the Company is in the process of restructuring, investments in its securities will be highly speculative.
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